SCHEDULE 14A
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PARKERVISION, INC.
(Name of Registrant as Specified in Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARKERVISION, INC.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 10, 2007

The Annual Meeting of Shareholders of ParkerVision, Inc. will be held on Friday, August 10, 2007 at 9:00 a.m. Eastern Daylight Time, at the Marriott, 1501 International Parkway, Lake Mary, Florida 32746, for the following purposes:

1.	To elect nine members of the Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The transfer books will not be closed for the Annual Meeting. The Board of Directors has fixed the close of business on June 27, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, or any adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Cynthia Poehlman
Chief Financial Officer

Jacksonville, Florida June 30, 2007

ParkerVision, Inc.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 10, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m. Eastern Daylight Time on Friday, August 10, 2007 and any adjournments thereof for the following purposes:

1.	To elect nine members of the Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Annual Meeting will be held at the Marriott, 1501 International Parkway, Lake Mary, Florida 32746. This proxy statement and the accompanying form of proxy will be mailed to shareholders on or about July 6, 2007.

Record Date and Voting Securities

Our Board of Directors has fixed the close of business on June 27, 2007 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 27, 2007, we had issued and outstanding 24,904,034 shares of common stock, par value $.01 per share, our only class of voting securities outstanding. Each of our shareholders is entitled to one vote for each share of common stock registered in his or her name on the record date.

Solicitation, Voting and Revocation of Proxies

Proxies in the form enclosed are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy. If no instructions are given, proxies returned by shareholders will be voted “FOR” the election of the nominees as our directors listed below and as the proxies named in the proxy determine in their discretion with respect to any other matters properly brought before the meeting. Any proxy may be revoked by written notice received by our Corporate Secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy, or by attending the Annual Meeting and voting in person. Attendance by a shareholder at the annual meeting does not alone serve to revoke his or her proxy.

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted (“shareholder withholding”) with respect to a particular matter.

Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on the matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

The directors will be elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees who receive the highest number of votes in their favor will be elected as our directors. Consequently, any shares not voted “FOR” a particular nominee, because of either shareholder withholding or broker non-vote, will not be counted in the nominee’s favor.

All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting unless the governing corporate law requires otherwise. Abstentions from voting are counted as “votes cast” with respect to the proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal, and therefore will have no effect on the vote.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which contains our audited financial statements, is being mailed along with this proxy statement. We will provide to you exhibits to the Annual Report upon payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if requested in writing to the Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

PROPOSAL 1: ELECTION OF DIRECTORS

The persons listed below have been designated by our Board of Directors as nominees for election as directors to serve until the next annual meeting of shareholders at which they will be elected or until their respective successors have been elected and qualified. Our by-laws currently provide that the Board of Directors may set the number of directors, and currently the number of directors has been set at nine persons. At this Annual Meeting, nine persons have been nominated. Unless otherwise specified in the form of proxy, the proxies solicited by management will be voted “FOR” the election of these candidates. In case any of these persons become unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other person in accordance with their judgment.

Name	Age	Director Since	Position with the Company

William A. Hightower	63	1999	Director
John Metcalf	56	2004	Director
Jeffrey L. Parker	50	1989	Chairman of the Board and Chief Executive Officer
Todd Parker	42	1989	Director
William L. Sammons	86	1993	Director
David F. Sorrells	48	1997	Chief Technical Officer and Director
Robert G. Sterne	55	2006	Director
Nam P. Suh	71	2003	Director
Papken S. der Torossian	68	2003	Director

William A. Hightower has been a director since March 1999. From September 2003 to his retirement in November 2004, Mr. Hightower served as our president. Mr. Hightower was the president and chief operating officer and a director of Silicon Valley Group, Inc. (“SVGI”), from August 1997 until his retirement in May 2001. SVGI is a publicly held company which designs and builds semiconductor capital equipment tools for chip manufacturers. From January 1996 to August 1997, Mr. Hightower served as chairman and chief executive officer of CADNET Corporation, a developer of network software solutions for the architectural industry. From August 1989 to January 1996, Mr. Hightower was the president and chief executive officer of Telematics International, Inc.

John Metcalf has been a director since June 2004. Since November 2002, Mr. Metcalf has been a CFO Partner with Tatum LLC, an executive services and consulting firm providing financial and information technology leadership with over 500 CFO and CIO partners nationwide. Mr. Metcalf currently also is serving as CFO for Siltronic Corporation, a silicon wafer manufacturing company. From February 2001 to December 2001, Mr. Metcalf was vice president and chief financial officer of Zight Corporation, a venture funded microdisplay company. From January 1997 to December 2000, he was the vice president and chief financial officer of WaferTech, a semiconductor foundry that was a joint venture of TSMC, Altera, Analog Devices, and ISSI. Mr. Metcalf was the senior vice president of finance, chief financial officer and corporate secretary of Siltec Corporation, a silicon wafer manufacturer, from 1992 to 1997, and the vice president finance and chief financial officer of Oki Semiconductor from 1987 to 1991. Prior to his employment by Oki Semiconductor, Mr. Metcalf was employed for eleven years by Advanced Micro Devices in a number of finance managerial positions.

Jeffrey L. Parker has been chairman of the board and our chief executive officer since our inception in August 1989 and our president from April 1993 to June 1998. From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research development, manufacturing and sales and marketing for the heating, ventilation and air conditioning industry.

Todd Parker has been a director since our inception and was a vice president of ours from inception to June 1997 and from July 2002 to August 2006. Mr. Parker resigned his employment with us effective September 1, 2006 to pursue other personal interests. Mr. Parker acted as a consultant to us from June 1997 through November 1997 and from September 2001 to July 2002. On July 31, 2002, Mr. Parker was appointed president of our Video Business Unit until that division was sold in May 2004 when his position was changed to Vice President for Corporate Development. Following the exit from retail business activities in June 2005, Mr. Parker’s position was changed to Vice President of Product Operations. From January 1985 to August 1989, Mr. Parker served as general manager of manufacturing for Parker Electronics.

William L. Sammons has been a director since October 1993. From 1981 until his retirement in 1985, Mr. Sammons was president of the North American Operations of Carrier Corporation.

David F. Sorrells has been our chief technical officer since September 1996 and has been a director since January 1997. From June 1990 to September 1996, Mr. Sorrells served as our engineering manager.

Robert G. Sterne has been a director since September 2006 and also served as a director from February 2000 to June 2003. Since 1978, Mr. Sterne has been a partner of the law firm of Sterne, Kessler, Goldstein & Fox PLLC, specializing in patent and other intellectual property law. Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys.

Nam P. Suh has been a director since December 2003. Mr. Suh was inaugurated as President of Korea Advanced Institute of Science and Technology (KAIST) in July 2006. He is currently on a leave of absence from MIT where he has been a member of the faculty since 1970. At MIT, Mr. Suh held many positions including director of the MIT Laboratory for Manufacturing and Productivity, head of the department of Mechanical Engineering (1991-2001) director of the MIT Manufacturing Institute and director of the Park Center for Complex Systems. In 1984, Mr. Suh was appointed the Assistant Director for Engineering of the National Science Foundation by President Ronald Reagan and confirmed by the U.S. Senate. Mr. Suh is a widely published author of approximately 300 articles and seven books on topics related to tribology, manufacturing, plastics and design. Mr. Suh has approximately 50 United States patents and many foreign patents, some of which relate to plastics, polymers and design. Mr. Suh serves on two other public company boards including Therma-Wave, Inc. and Integrated Device Technology, Inc.

Papken S. der Torossian has been a director since June 2003. Mr. der Torossian was chief executive officer of SVGI from 1986 until 2001. Prior to his joining SVGI, he was president and chief executive officer of ECS Microsystems, a communications and PC company that was acquired by AMPEX Corporation where he stayed on as a manager for a year. From 1976 to 1981 Mr. der Torossian was president of the Santa Cruz Division of Plantronics where he also served as vice president of the Telephone Products Group. Previous to that he spent four years at Spectra-Physics and twelve years with Hewlett-Packard in a variety of management positions. From 1997 to 2001, Mr. der Torossian served on the board of the Silicon Valley Manufacturing Group. In March 2003, he joined the board of directors as chairman of Therma-Wave, Inc., a company engaged in the manufacture and sale of process control metrology systems used in manufacturing semiconductors.

Messrs. Jeffrey Parker and Todd Parker are brothers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of June 15, 2007 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our director nominees, (iii) each executive officer whose compensation exceeded $100,000 in 2006, and (iv) all of our directors, director nominees and executive officers as a group (based upon information furnished by those persons).

Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s (“SEC”) rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of June 15, 2007, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Shareholders:
Wellington Management Company, LLP(1)	3,497,000	14.04%
Heartland Value Fund(2)	1,951,555	7.84%
Non-Employee Directors:
William A. Hightower(3)	217,500	0.87%
John Metcalf(4)	70,000	0.28%
Todd Parker(5)	1,041,921	4.17%
William L. Sammons(6)	164,750	0.66%
Robert G. Sterne(7)	178,300	0.71%
Nam P. Suh(8)	130,000	0.52%
Papken S. der Torossian(9)	145,000	0.58%
Named Executive Officers:
Jeffrey L. Parker(10)	3,124,609	12.24%
Cynthia Poehlman(11)	182,935	0.73%
David F. Sorrells(12)	657,053	2.57%

All directors and executive officers as a group (10 persons)(13)	5,912,068	21.63%

(1)
The business address of Wellington Management Company, LLP (“Wellington Management”) is 75 State Street, Boston, Massachusetts 02109. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares of common stock of the Company that are owned of record by investment advisory clients of Wellington Management. As of February 28, 2007, Wellington Management has shared voting authority over 1,439,000 shares and non voting authority over 2,058,000 shares. The number of shares reported excludes shares underlying currently exercisable warrants as they are not outstanding and there is no vote.

(2)	The address is Heartland Value Fund is 789 North Water Street, Suite 500, Milwaukee, Wisconsin, 53202. Heartland Advisors, Inc. is the investment advisor for Heartland Value Fund.

(3)	Includes 192,500 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.

(4)	Includes 70,000 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.

(5)
Includes 103,333 shares of common stock issuable upon exercise of currently exercisable options, 876,255 shares held by T-Parker Family Limited Partnership and 10,100 shares owned of record by Mr. Parker’s spouse and child over which he disclaims ownership. Mr. Todd Parker has sole voting and dispositive power over the shares of common stock owned by the T-Parker Family Limited Partnership, as a result of which Mr. Todd Parker is deemed to be the beneficial owner of such shares.

(6)	Includes 145,000 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.

(7)	Represents 177,500 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.

(8)	Represents 130,000 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.

(9)	Represents 145,000 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days.

(10)
Includes 626,080 shares of common stock issuable upon currently exercisable options, 2,325,984 shares held by J-Parker Family Limited Partnership and 66,989 shares owned of record by Mr. Parker’s three children over which he disclaims ownership. Mr. Jeffrey L. Parker has sole voting and dispositive power over the shares of common stock owned by the J-Parker Family Limited Partnership, as a result of which Mr. Jeffrey Parker is deemed to be the beneficial owner of such shares. Excludes 165,000 shares of common stock issuable upon exercise of options that may become exercisable in the future.

(11)
Includes 182,935 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days and excludes 110,833 shares of common stock issuable upon exercise of options that may become exercisable in the future.

(12)
Represents 657,053 shares of common stock issuable upon exercise of options which are exercisable currently or within the next sixty days and excludes 74,333 shares of common stock issuable upon options that may become exercisable in the future.

(13)
Includes 2,429,401 shares of common stock issuable upon exercise of options held by directors and officers which are exercisable currently or within the next sixty days and excludes 350,166 shares of common stock issuable upon exercise of options held by officers that may vest in the future (see notes 3, 4, 5, 6, 7, 8, 9, 10, 11, and 12 above).

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Independence of Directors

Our common stock is listed on the Nasdaq Global Market System, and we follow the rules of Nasdaq in determining if a director is independent. The Board of Directors also consults with the company’s counsel to ensure that the Board of Directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, the Board of Directors affirmatively has determined that Messrs. John Metcalf, William L. Sammons, Robert G. Sterne, Nam P. Suh, and Papken S. der Torossian are the independent directors of the company. The other remaining directors are not considered independent due to their current or recent employment by the company.

Board Meetings and Committees

During the fiscal year ended December 31, 2006, our Board of Directors met nine times and acted by unanimous consent one time. All of our directors attended each of the meetings except that Messrs. Hightower and Kashnow missed one meeting each during the last fiscal year and Mr. Todd Parker missed three meetings during the last fiscal year. The directors are strongly encouraged to attend meetings of shareholders. At the annual meeting of shareholders held in 2006, seven of our directors, including Mr. Sterne, a director-nominee, attended the meeting. Members of our board of directors are elected annually by our shareholders and may be removed as provided for in the 1989 Business Corporation Act of the State of Florida and our articles of incorporation.

The Board of Directors has three committees, the audit committee, the compensation committee and the nominating committee. Each of these committees is composed entirely of independent directors in accordance with current Nasdaq listing standards. Copies of our committee charters are available free of charge on our website at http://www.parkervision.com.

Audit Committee. Messrs. John Metcalf (Chair), William Sammons and Papken der Torossian are the current members of our audit committee. During 2006, prior to our 2006 annual meeting, the audit committee was comprised of Messrs. John Metcalf (Chair), Richard Kashnow and William Sammons. The audit committee met eight times in 2006. The functions of the audit committee include oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and the performance, qualifications and independence of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter. The Report of the Audit Committee is included on page 24 of this proxy statement.

The board of directors made a qualitative assessment of each of the audit committee members to determine their level of financial knowledge and experience based on a number of factors and has determined that each member is a financial expert within the meaning of all applicable rules. This determination was made with reference to the rules of Nasdaq and the SEC. The board of directors considered each of these persons’ ability to understand generally accepted accounting principles and financial statements, their ability to assess the general application of generally accepted accounting principles in connection with our financial statements, including estimates, accruals and reserves, their experience in analyzing or evaluating financial statements of similar breadth and complexity as our financial statements, their understanding of internal controls and procedures for financial reporting and their understanding of the audit committee functions.

Compensation Committee. Messrs. Nam Suh (Chair), William Sammons and Papken der Torossian are the current members of our compensation committee. During 2006, prior to our 2006 annual meeting, the compensation committee was comprised of Messrs. Richard Kashnow (Chair), William Sammons and Papken der Torssian. The compensation committee met four times in 2006 and acted two times by unanimous consent.

The functions of the compensation committee include oversight of the development, implementation and effectiveness of the Company’s compensation philosophy, policies and strategies and to oversee regulatory compliance and reporting requirements with respect to compensation or related matters. Our compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee is responsible for discussing and reviewing our compensation discussion and analysis with management. The Compensation Committee Report is included on page 22 of this proxy statement.

The compensation committee sets the Chief Executive Officer’s and non-employee directors’ compensation and sets the compensation for other executive officers after review of the recommendations of the Chief Executive Officer. The compensation committee also administers the Company’s 2000 Performance Equity Plan and, to the extent of outstanding awards, the 1993 Stock Option Plan. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter. The compensation committee has retained, from time to time, a third-party compensation consultant to assist in a review of executive and board compensation programs.

Nominating Committee. Messrs. Robert G. Sterne (Chair), John Metcalf and Nam Suh are the current members of our nominating committee. During 2006, prior to our 2006 annual meeting, the nominating committee was comprised of Messrs. Nam Suh (Chair), Richard Kashnow and John Metcalf. The nominating committee met once in 2006. The functions of the nominating committee include identifying individuals qualified to become board members and recommending to our Board of Directors the director nominees for the next annual meeting of shareholders. The purpose and responsibilities of our nominating committee are set forth in the Nominating Committee Charter.

Director Nomination Process

The nominating committee considers persons identified by its members, management, shareholders, potential investors, investment bankers and others. The nominating committee may also use the services of search firms to assist in identifying potential directors, in gathering information about the background and experience of such persons and acting as an intermediary with such persons.

The nominating committee does not have any formal criteria for nominees; however, it believes that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to the company’s business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employments. The nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating committee may require certain skills or attributes, for example financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Shareholders and others wishing to suggest candidates to the nominating committee for consideration as directors must submit written notice to the Corporate Secretary, who will provide it to the nominating committee. We also have a method by which shareholders may nominate persons as directors which is described in the section “Shareholder Proposals and Nominations.”

Code of Ethics and Shareholder Contact

The Board of Directors has adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the SEC and others. A copy of the code of ethics may be found on our website at www.parkervision.com.

Shareholders may contact members of the Board of Directors by writing to them in care of the Corporate Secretary at the headquarters. The Corporate Secretary will forward correspondence received to the directors from time to time. This procedure was approved by the independent directors.

Compensation of Directors

Our non-employee directors’ compensation plan currently provides for an annual cash retainer of $25,000 for board service. In addition, the plan provides for annual cash retainers for committee participation as follows:

Committee	Audit	Compensation	Nominating
Chairperson	$15,000	$10,000	$5,000
Member	$7,500	$5,000	$2,500

All annual retainers are paid in quarterly installments at the end of each fiscal quarter. The plan also provides for an annual stock option award for our directors including an option grant of 40,000 shares upon initial election to the board and 10,000 shares annually following each subsequent year of service. The director options vest at the end of a year of board service. Historically, the directors’ options were granted in June each year following the year of board service. In 2006, the board revised its grant procedures such that the options for the 2006-2007 board year were granted at the first meeting following the 2006 annual shareholders meeting and vest one year from the date of grant. All board members are reimbursed for reasonable expenses incurred in attending meetings. In addition, we reimburse our board members for all or a portion of costs, including travel, for relevant director’s education.

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2006. Directors who are named executive officers do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)		Total ($)
William Hightower	$25,000		$82,300	(2)	$107,300
Richard Kashnow (3)	22,750		68,800	(4)	91,550
John Metcalf	42,500	(5)	82,300	(2)	124,800
Todd Parker(6)	6,250		-		6,250
William Sammons	37,500	(7)	82,300	(2)	119,800
Robert Sterne	10,000		54,300	(8)	64,300
Nam Suh	32,500		82,300	(2)	114,800
Papken der Torossian	34,200		82,300	(2)	116,500

(1)
The amount reported represents the compensation expense related to director stock option awards as recognized under FAS123R. As of December 31, 2006, the number of options outstanding for each of our directors was as follows:

	Number of securities underlying outstanding options
Name	(#) exercisable	(#) unexercisable
William Hightower	182,500	10,000
Richard Kashnow	135,000	-
John Metcalf	60,000	10,000
William Sammons	160,000	10,000
Robert Sterne	137,500	40,000
Nam Suh	120,000	10,000
Papken der Torossian	135,000	10,000

The unexercisable shares for each director shall vest in September 2007.

(2)	Messrs. Hightower, Metcalf, Sammons, Suh and der Torossian each received two stock option awards in 2006 as follows:

Date of Grant	# of Shares per Director	Exercise Price per Share	Vesting Date	Expiration Date	Grant Date Aggregate FMV
6/23/2006	10,000	$9.79	6/23/2006	6/23/2013	$68,800
9/7/2006	10,000	$6.17	9/7/2007	9/7/2013	$43,100

The June 23, 2006 option award was for the 2005-2006 year of board service and therefore vested immediately. The September 7, 2006 option award was for the 2006-2007 year of board service and will vest one year from the grant date. In the event a director resigns or is removed from the board for cause prior to the vesting date, the option will be forfeited.

(3)	Mr. Kashnow did not stand for re-election in September 2006.

(4)
Mr. Kashnow was granted 10,000 immediately exercisable share options on June 23, 2006 for his 2005-2006 board service. These options were priced at market of $9.79 per share, expire seven years from the grant date and had an aggregate grant date fair value of $68,800.

(5)	The cash retainer for director’s fees for Mr. Metcalf is paid directly to Tatum Board Services, LLC.

(6)
Mr. Todd Parker resigned as an officer and employee of the company effective September 1, 2006 but remained on the Board of Directors. Mr. Parker’s compensation as an officer during his employment in 2006 is reflected in the executive Summary Compensation Table. The outside director’s fees earned by Mr. Parker since his resignation are reflected in this table.

(7)
Mr. Sammons has waived receipt of any cash director’s fees. The amounts earned by Mr. Sammons are accrued by the company and, at Mr. Sammons’ request, distributed to charitable organizations of his choosing.

(8)
In 2006, in connection with his initial election to the board of directors, Mr. Sterne was granted 40,000 share options on September 7, 2006, the date of his election by the shareholders. These options were priced at $6.17 per share which reflects closing market price on the date of grant. The options vest one year from the grant date. In the event Mr. Sterne resigns or is removed from the board for cause prior to the vesting date, these options will be forfeited. The aggregate grant date fair value of these options is $172,400.

In 2005, the compensation committee engaged Frederic W. Cook & Co., Inc. to compile benchmark data for non-employee board compensation using the same peer group companies that were used for executive compensation. Our current director compensation program was implemented in June 2005 based on the committee’s review of the benchmark data and best practices. The program changes included the elimination of per meeting fees and the addition of cash retainers for committee service. The committee retainers were structured in such a way as to provide distinction between compensation for committee members and chairpersons and between the responsibilities of the various committees.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their age as of June 15, 2007 and certain other information about them is set forth below (unless set forth elsewhere in this proxy statement).

Name	Age	Position

Jeffrey L. Parker	50	Chief Executive Officer and Chairman of the Board
Cynthia L. Poehlman	40	Chief Financial Officer
David F. Sorrells	48	Chief Technology Officer

Cynthia Poehlman has served as Chief Financial Officer since June 2004 and as our Chief Accounting Officer from 1994 to 2004. Ms. Poehlman is a Certified Public Accountant in the state of Florida.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Our compensation program is designed to support the business objectives of the Company by structuring compensation packages to retain, reward, motivate and attract employees who possess the required technical and entrepreneurial skills and talent. The objectives of the business are to continue innovative technological advances of our wireless technologies, achieve technical and commercial acceptance of our wireless technologies, and, in doing so, to create significant shareholder value. The Compensation Committee of our board of directors (the “Committee”) is responsible for establishing and reviewing our compensation policies for our executives and ensuring that our executives are compensated in a manner consistent with those policies. The compensation of our executives is designed to reward the achievement of both quantitative and qualitative performance goals which specifically relate to the objectives of the business both short and long term.

There are three primary components of our compensation plan: (1) base salaries, (2) annual performance incentives, and (3) long-term incentives. These components are the same for all employees of the Company. The amount of each component is scaled according to the level of business responsibilities of each individual. Each component of the compensation program, and the manner in which the Committee determined each component for our 2006 fiscal year, are discussed in detail below. In addition, the Company provides standard employee benefits that include health benefits, life insurance and tax-qualified savings plans. The Company does not provide any special employee benefits or perquisites for executives other than supplemental life insurance policies for the benefit of Messrs. Jeffrey Parker and David Sorrells. The Company does not have pension or other retirement benefits or any type of nonqualified deferred compensation programs for its executives or other employees.

Comparative Benchmarking

In establishing the Company’s current executive compensation policies, programs and awards, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) in 2005 to assist with the compilation of comparative benchmark data. The Committee reviewed the levels of compensation at competitive companies, consisting of companies who provide equipment in various electronic and computer communications industries. The data from this peer group was considered in determining the proportions of base pay, annual incentive pay and long-term compensation value. All of the components of compensation were targeted at the market median or 50th percentile of the market.

As a result of changes in the Company’s business activities, the Committee re-engaged Cook in 2006 to review its comparative peer group and executive compensation programs. As a result of this engagement, Cook recommended, and the Committee approved, in October 2006, a revised peer group for determining compensation for executives for fiscal 2007.

With the new comparative peer group, base salaries, in the aggregate, continue to be targeted at the market median. The current peer group data provides the amounts actually earned by peer company executives under incentive programs rather than the incentive target amounts. Our executives’ 2006 annual performance incentive targets were established at the median of amounts earned for the comparator group. The Committee has requested that management update the peer group data with annual performance incentive target information once the peer group companies have filed their 2006 proxies under the new SEC disclosure rules. The Committee intends to structure our executives’ annual incentive opportunity in line with the market median. The long-term incentive compensation for our executives was determined by the Committee following its review of the revised peer group data and the market median remained the target for this component of compensation.

The new comparative peer group companies were selected for comparative purposes based on major labor and/or capital market competitors, similar size in terms of market capitalization and similar growth and performance potential. Our current peer group consists of 15 companies from the communications equipment industry with revenues ranging from $6 million to $242 million, EBITDA ranging from a loss of $27 million to earnings of $24 million; employee count ranging from 132 to 481 and market capitalization ranging from $81 million to $356 million. As we are at an early stage of our potential growth and financial performance, the Committee considered market capitalization as the most relevant factor in selecting the peer group. We expect that it will be necessary, as a result of changes in the business, to update the peer group periodically, using the criteria outlined above, in order to maintain a list of relatively comparable companies for compensation evaluation purposes.

Compensation Elements

Base Pay - Base salaries and related benefits are designed to provide basic economic security for our employees. Our base salaries are established at a level that is consistent with competitive practices in a technological, innovative and fast-moving industry in order to help retain and recruit our highly skilled workforce. Overall, base salaries are targeted at the median base salaries for our comparator group in order to allow the Company to compete in the market for exceptional employees without placing an undue emphasis on fixed compensation. The base salary for our CTO, Mr. Sorrells, falls at or above the 75th percentile of our comparator peer group. The Company’s business objectives are heavily reliant upon technical innovation and the Company competes for technical talent with multi-national organizations with significant financial resources and superior employee benefits. As such, the Committee has determined that targeting the 75th percentile or above for highly technical positions is appropriate.

Annual Performance Incentives - Annual performance incentives are specifically designed to link a meaningful portion of the executive’s pay to accomplishment of specific short-term objectives that are necessary for successful execution of the longer-term business plan of the Company.

The annual incentive plan for all employees, including executives, provides for cash awards that are determined at the end of each fiscal year immediately following the performance measurement period. The target award depends upon the Company’s achievement of corporate goals set at the beginning of the performance period, the individual’s level of responsibility, the individual’s personal performance for the period, and the individual’s achievement of specific individual goals that support the overall corporate goals.

The incentive award target for executives is determined annually by the Committee and is defined as a percentage of base salary. Prior to 2006, the Company utilized annual discretionary bonuses rather than a formal performance incentive program. The executive bonuses were determined by the Committee at the end of each fiscal year based on corporate and individual performance and achievement.

In 2006, the Committee approved a formal performance incentive plan with target incentive compensation equal to 75% of base salary for the Chief Executive Officer and 50% of base salary for other named executive officers. These targets were determined based on the median of annual bonuses earned by the original comparative peer group. The plan did not establish a minimum achievement level, nor did it allow for upside opportunity for above-target performance.

The plan allowed executives to elect, in advance, payment of a portion of their annual award in equity. All of the executives elected to receive one-half of the value of their annual award in performance-based share options priced at the market price of the Company’s common stock on May 3, 2006, the date the plan was approved by the Committee. Plan approval included the Committee’s approval of the corporate goals as well as each executive’s individual goals.

For 2006, the corporate goals included (i) sales goals, as measured by design wins with target customers; (ii) technology goals, as measured by integrated circuit design achievements against specified marketing requirements documents and (iii) financial goals, as measured by operating and cash flow targets. An achievement multiplier for each executive is calculated based 75% on corporate goal achievement and 25% on individual goal achievement, as determined by the Committee. It was management’s view that the 2006 goals were appropriate but aggressive given the stature of the Company as a new entrant into the targeted OEM space. Management believes that to create value for both management and shareholders it is desirable to continue establishing goals that are aggressive yet achievable. For 2006, the achievement multipliers ranged from 37% to 42% of the target opportunity. Each of the named executive officers earned the following incentive awards for 2006:

Name and Position	Value of Award Earned Under the 2006 Incentive Plan ($)
Jeffrey Parker, Chief Executive Officer	$102,357
Cindy Poehlman, Chief Financial Officer	$43,261
David Sorrells, Chief Technology Officer	$52,610

The awards were made through a combination of cash and equity and are reflected in columns (e) and (f) of the Summary Compensation Table below. The equity portion of the awards are also reflected in columns (c) and (d) of the Grants of Plan Based Awards Table below.

Long Term Incentives - Long term incentives are specifically designed to align employee and shareholder interests by rewarding performance that enhances shareholder value. Equity-based awards are used for long-term incentives in order to link employee’s compensation to the value of the Company’s common stock. Stock options have been used as the primary vehicle for equity compensation for all employees, including executives. Stock options are granted at market and have no value without appreciation of the market price of the Company’s stock. Therefore, stock options are considered a strong motivator for enhancing shareholder value through corporate accomplishments.

In 2006, executive long-term equity incentives, in the form of stock options, were granted to executives on October 12, 2006, the date on which the Committee approved the revised comparator peer group data from Cook. The Committee determined the 2006 long-term option award amount based on the median of the comparative peer group data compiled by Cook. The Committee used a Shareholder Value Transfer (“SVT”) Allocation methodology in determining grant award size. SVT refers to the aggregate value or expense of grants as a percent of a company’s total market capitalization. For each executive, a long-term award value was determined and this value was then converted to a number of share options using an estimated Black-Scholes value.

As a result of this analysis, in 2006, the Committee granted an aggregate of 153,000 share options to its named executive officers and an additional 50,000 share options to other senior management employees as long-term incentive awards, representing approximately 0.6% of the Company’s total market capitalization and approximately 0.9% of total shares outstanding. The options granted for named executives, and all other employees, vest over three years, with the first one-third vesting one year after grant and the remaining two-thirds vesting in monthly increments thereafter.

We continue to evaluate the appropriate mix of long-term pay elements in comparison to the market and in line with our strategy. We believe stock options provide the most appropriate vehicle for long-term compensation because of the link to shareholder value. However, we have considered and will continue to evaluate other forms of equity awards, including restricted stock and restricted share units.

Equity Grant Practices

The Committee reviewed the Company’s equity grant practices with management and determined that grants of equity awards are never back-dated. The grant date of annual and other grants is always on or after the date the Committee or its delegate approves the grants. The Committee and management did determine, however, that improvements could be made in the Company’s grant practices to better align them with best practice guidance. Late in 2006, the Committee adopted a policy to limit the timing of equity grants to specific, pre-determined dates for grants made in 2007 and beyond as discussed in more detail below.

Timing of Equity Grants. The Committee established new rules effective January 1, 2007 for the timing of equity grants for all employees. Grants in connection with new hires and job promotions are made on the 15th day of the month following the new employee’s hire date and/or the effective date of the job promotion. All other employee equity grants are made on one of four pre-determined quarterly dates, whichever date most closely follows the date that all terms of the grant are approved by the Committee or its delegate. The preset quarterly dates are February 15th, May 15th, August 15th and November 15th, or, if the 15th falls on a non-trading day, the first trading day following such date. In addition, long-term equity grants made to executives and senior managers shall be granted in four equal amounts on the four preset quarterly dates following the date a determination is made by the Committee as to the aggregate award. The intent of this new policy is to (a) eliminate the need to evaluate potential grant dates in light of pending and/or recently disclosed material events and (b) to attempt to mitigate the effect of significant price volatility when a single date is utilized for annual equity awards.

Determination of Option Exercise Prices. Stock options are generally granted with an exercise price equal to closing market value of the Company’s common stock on the grant date. In 2000, in connection with an employment agreement for the Company’s chief executive officer, options were granted at a premium to the closing market price. Options are never granted with exercise prices below market value on the date of grant.

Role of Executive Officers in Determining Executive Pay

The Committee makes all compensation decisions for all elements of compensation for the CEO and other named executive officers and approves recommendations regarding equity awards for all employees. Our chief executive officer, chief financial officer and human resource management personnel make recommendations to the Committee annually with regard to overall pay strategy including program designs, annual incentive plan design, and long-term incentive plan design for management employees. Our chief executive officer evaluates the performance of the other executive officers annually and makes recommendations regarding their compensation to the Committee for its consideration and determination. Human resource management provides the Committee with market information regarding Mr. Parker’s and other executive officers’ base pay and annual performance incentives as requested. Executives do not recommend or determine any element or component of their own pay package or total compensation amount.

Executive and Director Stock Ownership Requirements

The Company currently does not have a policy with regard to minimum stock ownership for its executives or non-employee directors.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our named executive officers who served as executive officers during all or a portion of the year ended December 31, 2006. Salary accounts for approximately 70% of total compensation for our chief executive officer and approximately 50% of total compensation for the other named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (4)	Non-equity Incentive Plan Comp ($) (1)	All Other ($) (5)	Total ($)
Jeffrey Parker Chief Executive Officer and Chairman of the Board (2)	2006	$325,000	-	$92,863	$50,279	$4,520	$472,662

Cynthia Poehlman Chief Financial Officer	2006	200,000	-	188,636	21,250	-	409,886

David Sorrells Chief Technology Officer	2006	272,850	-	238,037	25,840	2,100	538,827

Todd Parker Vice President (3)	2006	141,540	-	60,376	-	-	201,916

(1)
The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the year ended December 31, 2006 due to the implementation of the 2006 Performance Incentive Plan. Cash awards under this plan are reflected in column (f) as non-equity incentive plan compensation. The value of the equity portion of 2006 performance incentive awards is included in column (e) along with the value of other equity based awards.

(2)
In 2006, our chief executive officer elected to forego a $50,279 cash performance incentive award in lieu of a stock award of 5,089 shares of common stock. Refer to columns (c) and (f) of the Grants of Plan-Based Awards Table below.

(3)
Todd Parker resigned effective September 1, 2006. Our 2006 performance incentive plan requires employment as of the end of the fiscal year in order to be eligible for awards under the plan. As such, Mr. Parker was not eligible for an annual performance incentive award. Furthermore, as a result of his separation from the company, Mr. Parker forfeited 7,541 performance-based share options granted on May 3, 2006 in connection with the 2006 performance incentive plan. Mr. Parker also forfeited 16,667 unvested share options granted in August 2005 and 10,000 unvested share options granted in July 2002.

(4)
The amounts reported in column (e) represent the dollar amount of compensation cost recognized in 2006 in accordance with FAS123R, excluding forfeiture estimates. Refer to Note 8 of the Consolidated Financial Statements included in Item 8 for the assumptions made in the valuation of stock options.

(5)
The amounts reported in column (g) represent the dollar value of premiums paid by the Company with respect to life insurance for the benefit of the executive. The Company has no perquisites or other personal benefits for its executives that exceed $10,000 in the aggregate.

Grants of Plan-Based Awards

The following table summarizes each grant of an award made in 2006 to the executive officers who served as executive officers during all or a portion of 2006.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Full Grant Date Fair Value of Equity Award

Jeffrey Parker	5/3/2006(1)	-	18,382	$9.80	$126,242
Chief Executive Officer and	10/12/2006(2)	-	90,000	$8.81	558,000
Chairman of the Board	12/15/2006(3)	5,089	-	n/a	50,279
Cynthia Poehlman	5/3/2006(4)	-	7,541	$9.80	51,789
Chief Financial Officer	10/12/2006(2)	-	25,000	$8.81	155,000
David Sorrells	5/3/2006(5)	-	9,898	$9.80	67,976
Chief Technology Officer	10/12/2006(2)	-	38,000	$8.81	235,600
Todd Parker
Vice President	5/3/2006 (4)	-	7,541	$9.80	51,789

(1)
Represents the number of shares and related grant date fair value of performance-based share options granted in connection with the 2006 annual performance incentive plan. In accordance with the plan, in December 2006, the Compensation Committee determined that 7,583 of the share options would vest based on performance achievement. The remaining 10,799 share options with a grant date fair value of $74,164 were forfeited in December 2006. Only the fair value of the vested shares, or $52,078, is recognized as compensation in the Company's Consolidated Statement of Operations included in Item 8 and in column (e) of the Summary Compensation Table above.

(2)	Represents a long term equity incentive award for 2006. This award vests over three years and expires seven years from the date of grant.

(3)
Represents shares of common stock issued at the election of the executive in lieu of the cash incentive award determined under the 2006 performance incentive plan. The number of shares awarded was determined by dividing the waived cash award by the closing price of the common stock on December 15, 2006, the date of the award. The fair value of this award is included in column (f) in the Summary Compensation Table above as the cash award was foregone at the election of the executive.

(4)
Represents the number of shares and related grant date fair value of performance-based share options granted in connection with the 2006 annual performance incentive plan. In accordance with the plan, in December 2006, the Compensation Committee determined that 3,205 of the share options would vest based on performance achievement. The remaining 4,336 share options with a grant date fair value of $29,778 were forfeited in December 2006. Only the fair value of the vested shares, or $22,011, is recognized as compensation in the Company's Consolidated Statement of Operations included in Item 8 and in column (e) of the Summary Compensation Table above.

(5)
Represents the number of shares and related grant date fair value of performance-based share options granted in connection with the 2006 annual performance incentive plan. In accordance with the plan, in December 2006, the Compensation Committee determined that 3,898 of the share options would vest based on performance achievement. The remaining 6,000 share options with a grant date fair value of $41,206 were forfeited in December 2006. Only the fair value of the vested shares, or $26,770, is recognized as compensation in the Company's Consolidated Statement of Operations included in Item 8 and in column (e) of the Summary Compensation Table above.

(6)
Represents the number of shares and related grant date fair value of performance-based share options granted in connection with the 2006 annual performance incentive plan. Mr. Parker resigned effective August 31, 2006. The Company’s annual performance incentive plan requires employment as of the end of the fiscal year in order to be eligible for awards under the plan. As such, Mr. Parker was not eligible for an annual performance award and forfeited the shares granted under this plan. The fair market value of the shares granted was not recognized in the Company's financial statements in accordance with FAS123R and is not included in the Summary Compensation Table above.

Employment and Other Agreements

As of December 31, 2006, we had an employment agreement in place with Mr. David Sorrells, our Chief Technology Officer and a director. This agreement expired March 6, 2007. We have non-compete arrangements in place with all of our employees. The terms of the non-compete agreement provides for restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company and (iii) soliciting or accepting business from the Company’s customers.

Effective March 6, 2007, the Company’s compensation committee approved a change in control severance policy for the benefit of its named executives and other senior management employees. This policy provides for compensation to covered employees if they are terminated in connection with a change of control event. The compensation to be paid under this policy includes (a) a multiple of base salary, as determined on an individual by individual basis by the compensation committee; (b) an amount in lieu of annual bonus or incentive compensation; (c) continuation of group health benefits and (d) acceleration of any unvested and outstanding performance-based equity awards. Amounts to be paid to each executive in the event of a change in control are included in the tables under “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards as of December 31, 2006 for each executive officer who served as an executive officer during all or a portion of 2006.

	Option Awards
	Number of	Number of
	securities	securities
	underlying	underlying	Option
	unexercised	unexercised	Exercise	Option
	options	options	price	expiration
Name	(#) exercisable	(#) unexercisable	($)	date
Jeffrey Parker	112,500	-	$11.88	1/09/2007
	12,500	-	$19.00	3/10/2008
	350,000	-	$41.00	9/07/2010
	150,000	-	$61.50	10/01/2010
	15,000	-	$19.99	2/26/2012
	75,000	-	$5.77	8/09/2012
	10,908	-	$8.91	12/20/2012
	7,583	-	$9.80	5/03/2013
	0	90,000(1)	$8.81	10/12/2013
Cynthia Poehlman	5,500	-	$15.13	5/15/2007
	3,500	-	$23.13	5/16/2007
	7,500	-	$15.13	5/15/2008
	4,500	-	$23.13	5/16/2008
	9,500	-	$15.13	5/15/2009
	5,000	-	$23.13	5/16/2009
	30,000	-	$41.50	12/31/2009
	12,000	-	$20.00	1/15/2011
	11,111	13,889(1)	$5.77	8/09/2012
	4,563	-	$8.91	12/20/2012
	3,205	-	$9.80	5/03/2013
	0	25,000(1)	$8.81	10/12/2013
	60,000	90,000(2)	$5.70	6/25/2014
David Sorrells	100,000	-	$15.13	5/15/2007
	50,000	-	$15.13	5/15/2008
	12,500	-	$19.00	3/10/2008
	100,000	-	$23.13	12/11/2008
	162,000	-	$28.25	2/15/2008
	200,000	-	$48.00	12/31/2010
	100,000	25,000(2)	$9.00	11/21/2012
	15,111	18,889(1)	$5.77	8/9/2012
	5,988	-	$8.91	12/20/2012
	3,898	-	$9.80	5/3/2013
	0	38,000(1)	$8.81	10/12/2013
Todd Parker	12,500	-	$11.88	1/9/2007
	30,000	-	$15.13	5/15/2007
	12,500	-	$19.00	3/10/2008
	7,500	-	$23.13	12/11/2008
	15,000	-	$41.00	9/7/2010
	10,000	-	$35.13	1/23/2011
	10,000	-	$20.00	1/15/2012
	40,000	-	$16.61	9/1/2007
	8,333	-	$5.77	9/1/2007

(1)	Options vest over the first three years of the seven year option term, with 33% vesting one year following the grant date and the remaining 66% vesting in monthly increments for 24 months thereafter.

(2)	Options vest at a rate of 20% per year for the first five years of the ten-year option term.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for the fiscal year ended December 31, 2006 for each executive officer who served as an executive officer during all or a portion of 2006.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jeffrey Parker	-	-	5,089	$ 50,279 (1)
Cynthia Poehlman	-	-	-	-
David Sorrells	-	-	-	-
Todd Parker	-	-	-	-

(1) Represents shares granted to Jeffrey Parker in lieu of cash under the 2006 performance incentive plan.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination - When an executive officer’s employment is terminated for any reason, other than for cause, he or she is entitled to receive his or her base salary through the date of termination and any earned but unused vacation pay. When an executive officer’s employment is terminated for cause, he or she is only entitled to his or her base salary through the date of termination.

Payments Made Upon Death or Disability - In the event of the death or disability of a named executive officer, in addition to the benefits listed under “Payments Made Upon Termination” above, named executive officers, or their designated beneficiaries, will receive automatic acceleration of fifty percent of any unvested options in accordance with the terms of their individual option agreements. In addition upon death, the beneficiaries of Messrs. Parker and Sorrells will each receive proceeds from company-paid life insurance policies provided to them in their name.

Payments Made Upon a Change in Control- In the event of a change in control event, in addition to the benefits listed under “Payments Made Upon Termination”, named executive officers will receive automatic acceleration of all unvested options in accordance with the terms of their individual option agreements. Furthermore, effective March 6, 2007, the Company’s compensation committee approved a change in control severance policy which provides for compensation to each of the named executives if they are terminated in connection with a change of control event. The compensation to be paid under this policy includes (a) a multiple of base salary, as determined on an individual by individual basis by the compensation committee; (b) an amount in lieu of annual bonus or incentive compensation; (c) continuation of group health benefits and (d) acceleration of unvested and outstanding performance-based equity awards, if any. Amounts to be paid to each executive in the event of a change in control are included in the table below.

The following table reflects the estimated amount of compensation due to each of our named executive officers in the event of termination of their employment. Actual amounts to be paid out could only be determined at the time of an executive’s actual separation from the Company. Todd Parker, Vice President, voluntarily resigned from the Company effective September 1, 2006 and received no payments upon termination.

Name	Benefits and Payments Upon Separation	Termination Due to Change in Control	Disability	Death	Other Termination
Jeffrey Parker	Salary (1)	$975,000	$-	$-	$-
	Short term Incentive Compensation (2)	135,200	-	-	-
	Long term Incentive Compensation:
	Stock Options (3) (4)	210,600	105,300	105,300	-
	Benefits & Perquisites:
	Health and Welfare	19,800	-	-	-
	Life Insurance Proceeds (5)	-	-	1,000,000	-
	Accrued Vacation Pay	12,500	12,500	12,500	12,500
	Total	$1,353,100	$117,800	$1,117,800	$12,500

Cynthia Poehlman	Salary (6)	$300,000	$-	$-	$-
	Short term Incentive Compensation (2)	57,300	-	-	-
	Long term Incentive Compensation:
	Stock Options (3) (4)	623,700	311,900	311,900	-
	Benefits & Perquisites:
	Health and Welfare	19,800	-	-	-
	Life Insurance Proceeds	-	-	-	-
	Accrued Vacation Pay	6,500	6,500	6,500	6,500
	Total	$1,007,300	$318,400	$318,400	$6,500

David Sorrells (7)	Salary (1)	$826,900	$-	$-	$-
	Short term Incentive Compensation (2)	86,000	-	-	-
	Long term Incentive Compensation:
	Stock Options (3) (4)	244,300	122,150	122,150	-
	Benefits & Perquisites:
	Health and Welfare	19,800	-	-	-
	Life Insurance Proceeds (5)	-	-	1,000,000	-
	Accrued Vacation Pay	11,500	11,500	11,500	11,500
	Total	$1,188,500	$133,650	$1,133,650	$11,500

(1)
Under the change in control severance policy approved by the compensation committee on March 6, 2007, Messrs. Parker and Sorrells are entitled to receive three times their annual base salary upon termination following a change of control as defined in the agreement.

(2)
Underthe change in control severance policy approved by the compensation committee on March 6, 2007, each executive is entitled to receive payment upon termination equal to the greater of (i) the amount of bonus and annual incentive compensation earned by the executive during the last full fiscal year prior to the change in control or (ii) the average of the bonus and annual incentive compensation earned by the executive during the prior three full fiscal years.

(3)
Under the terms of the individual option agreements, any unvested and outstanding options will automatically accelerate upon a change in control event. The amount reflected in the table represents the intrinsic value of options subject to accelerated vesting using our common stock’s December 29, 2006 closing price of $11.15.

(4)
Under the terms of the individual option agreements, one half of any unvested and outstanding options will automatically accelerate upon death or disability of the executive. The amount reflected in the table represents the intrinsic value of options subject to accelerated vesting using the December 29, 2006 closing price of the Company’s common stock of $11.15.

(5)	Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the executive.

(6)
Under the change in control severance policy approved by the compensation committee on March 6, 2007, Ms. Poehlman is entitled to receive 1.5 times her annual base salary upon termination following a change of control as defined in the agreement.

(7)	Mr. Sorrells’ employment agreement with the Company expired on March 6, 2007. As such, payments upon termination under that agreement are not included in the table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees our company’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Nam Suh (Chair)
William Sammons
Papken der Torossian

EQUITY COMPENSATION PLAN INFORMATION

The following table gives the information about the common stock of the company that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006, including the 1993 Stock Plan, the 2000 Performance Equity Plan and other miscellaneous plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,109,590	$20.38	895,093
Equity compensation plans not approved by security holders (1)	115,000	$23.25	-
Total	5,224,590		895,093

(1) Represents non-plan stock options granted to two directors and an employee prior to the adoption of our 2000 Performance Equity Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to June 2006, we leased our executive offices pursuant to a lease agreement dated March 1, 1992 with Jeffrey L. Parker and Barbara Parker. Barbara Parker is Mr. Parker’s mother. For each of the years ended December 31, 2005 and 2004, we incurred approximately $280,000 in rental expense under the lease. We incurred approximately $140,000 in rental expense for the year ended December 31, 2006. As of June 1, 2006, the company entered into a lease agreement with an unrelated third party and moved the company’s executive offices. Mr. Jeffrey L. Parker and Barbara Parker allowed early termination of the lease agreement without penalty.

Mr. Robert G. Sterne, director-nominee is a partner of Sterne, Kessler, Goldstein & Fox, PLLC (“SKGF”), which serves as the Company’s primary outside patent counsel. The Company paid fees to SKGF of approximately $1.5 million and $1.9 million, respectively for the fiscal years ended December 31, 2006 and 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and ten percent shareholders are charged by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the fiscal year ended December 31, 2006, all filing requirements applicable to our executive officers, directors and ten percent shareholders were fulfilled, except for one late Form 5 filed by Todd Parker reporting a gift transaction.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Report

Pursuant to the charter of the audit committee originally adopted on April 25, 2003, as amended in 2006, the audit committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the committee’s formal charter;

•	reviewing and discussing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

•	reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	the engagement of the independent auditor;

•	reviewing the independence of the independent auditors;

•
reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

•	the appointment of the independent auditor by the board of directors, which firm is ultimately accountable to the audit committee and the board of directors;

•	approving professional services provided by the independent auditors, including the range of audit and nonaudit fees; and

•	reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

The audit committee pre-approves the services to be provided by its independent auditors. During the period January 1, 2006 through March 15, 2007, the committee reviewed in advance the scope of the annual audit and non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees and approved them. The audit committee also reviews and recommends to the board of directors whether or not to approve transactions between the company and an officer or director outside the ordinary course.

On many occasions during 2006 and thereafter, the audit committee met privately at regularly scheduled meetings and held discussions with management, the chief financial officer and our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee also discussed and reviewed with management and the independent auditors the internal controls and procedures of the audit functions and the objectivity of the process of reporting on the financial statements. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), various accounting issues relating to presentation of certain things in our financial statements and compliance with Section 10A of the Securities Exchange Act of 1934. Our independent auditors also provided the audit committee with the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with the independent auditors and management the auditors’ independence. The committee discussed financial risk exposures relating to the company with management and the processes in place to monitor and control the exposure resulting therefrom, if any. Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include our audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006. The committee evaluated the performance of PricewaterhouseCoopers LLP and recommended to the board their re-appointment as the independent auditors for the fiscal year ending December 31, 2007.

John Metcalf (Chair)
William L. Sammons
Papken der Torossian

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP acts as our principal accountants. The following is a summary of fees paid to the principal accountants for services rendered.

Audit Fees. For the years ended December 31, 2005 and December 31, 2006, the aggregate fees billed for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our quarterly reports, and services provided in connection with regulatory filings were approximately $617,827 and $390,000, respectively.

Audit Related Fees. For the years ended December 31, 2005 and December 31, 2006, there were no fees billed for professional services by our principal accountants for assurance and related services.

Tax Fees. For the years ended December 31, 2005 and December 31, 2006, there were no fees billed for professional services rendered by our principal accountants for tax compliance, tax advice or tax planning.

All Other Fees. For each of the years ended December 31, 2005 and December 31, 2006, the aggregate fees billed for other professional services by our principal accountants were approximately $1,500 for an annual license fee for accounting research software.

All the services discussed above were approved by our audit committee. The audit committee pre-approves the services to be provided by our principal accountants, including the scope of the annual audit and non-audit services to be performed by the principal accountants and the principal accountants’ audit and non-audit fees. The audit committee also reviews and recommends to the board of directors whether or not to approve transactions between the company and an officer or director outside the ordinary course of business.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP was our independent accountants for the fiscal year ending December 31, 2006 and has been retained for 2007. A representative of Pricewaterhouse Coopers LLP is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the 2008 annual meeting must be received at our offices by April 9, 2008 for inclusion in the proxy materials relating to that meeting.

Our by-laws contain provisions intended to promote the efficient functioning of our shareholder meetings. Some of the provisions describe our right to determine the time, place and conduct of shareholder meetings and to require advance notice by mail or delivery to us of shareholder proposals or director nominations for shareholder meetings.

Under the by-laws, shareholders must provide us with at least 120 days notice of business the shareholder proposes for consideration at the meeting and persons the shareholder intends to nominate for election as directors at the meeting. This notice must be received for the annual meeting in the year 2008 no later than April 9, 2008. Shareholder proposals must include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or proxy at the shareholder meeting and material interest, if any, in the matter being proposed. Shareholder nominations for persons to be elected as directors must include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person nominated.

Shareholder proposals or nominations should be addressed to Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

SOLICITATION OF PROXIES

We are soliciting the proxies of shareholders pursuant to this proxy statement. We will bear the cost of this proxy solicitation. In addition to solicitations of proxies by use of the mail, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone. We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

We do not now intend to bring before the annual meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the board of directors intend to present at the annual meeting. Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

By Order of the Board of Directors

Cynthia Poehlman
Chief Financial Officer

Jacksonville, Florida June 30, 2007